-----------------------------------------------------------------------------
                                     FORM 3
------------------------------------------------------------------------------
  U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

    INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
--------------------------------------------------------------------------
                                  OMB APPROVAL
--------------------------------------------------------------------------
--------------------------------------------------------------------------
OMB Number:            3235-0104
------------------------------------------------------------------------------
Expires:       December 31, 2005
-----------------------------------------------------------------------------
Estimated average burden
-------------------------------------------------------------------------------
-----------------------------------------------------------------------------
hours per response  . . . . . .0.5
-----------------------------------------------------------------------------

                                  Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
                                               Section   17(a)  of  the   Public
                                               Utility  Holding  Company  Act of
                                               1935  or  Section  30(h)  of  the
                                               Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------------------------------------
1.  Name and Address of Reporting Person*                       2.  Date of Event      4.  Issuer Name and Ticker or Trading Symbol
                                                                    Requiring
Faust, Daniel                                                   Statement              Aradyme Corporation ("ADYE")
                                                                    (Month/Day/Year)

                                                                03/31/03
---------------------------------------------------------------                        ---------------------------------------------
(Last)                      (First)                  (Middle)
                         5.  Relationship of Reporting Person(s) to Issuer   6.  If Amendment, Date of
     (Check all applicable)                              Original (Month/Day/Year)
                                                                ----------------------
276 East Main                                                   3.  IRS
                                                                Identification                Director                X 10% Owner
                                                                                         -----                     -----
                                                                    Number         of
                                                                Reporting
---------------------------------------------------------------                  ----------------------------------
                           (Street)                                 Person,   if
   an         Officer (give                   ___  _Other (7.eciIndividual or Joint/Group
                                                                                        ------                                   --
Duchesne, Utah  84021                                           entity                               title
    Filing   (Check   Applicable
                                                                    (voluntary)        below)
   below)     Line)
                                                ________________________________________                 X   Form   filed   by  One
                                                                                   ------
                                                                                 Reporting Person
                                                                    Form  filed by More
                                                                            than One Reporting Person
--------------------------------------------------------------- ---------------------- --------------------------------------------
--------------------------------------------------------------- -------------------------------------------------------------------
(City)                      (State)                     (Zip)          Table I--Non-Derivative Securities Beneficially Owned

--------------------------------------------------------------- ------------------------------------------------------------
------------------------------------------------------- ---------------------------------- -------------------------------- -----
1.  Title of Security    2.  Amount of Securities  3.  Ownership Form:  Direct    4.  Nature of Indirect Beneficial Ownership
    (Instr. 4)                                          Beneficially       (D)   or    Indirect    (I)      (Instr. 5)
                                                            Owned (Instr. 4)               (Instr. 5)
------ ---------------------------------- -------------------------------- -------------------------------------------------
-------------------- ------------------- -------------------------------- -------------------------------------------------

Common Stock                                            2,000,000                          D
------------------------------------------------------- ---------------------------------- -------------------------------- -------
------------------------------------------------------- ---------------------------------- -------------------------------- -------

------------------------------------------------------- ---------------------------------- -------------------------------- -------
------------------------------------------------------- ---------------------------------- -------------------------------- -------

------------------------------------------------------- ---------------------------------- -------------------------------- -------
------------------------------------------------------- ---------------------------------- -------------------------------- -------

------------------------------------------------------- ---------------------------------- -------------------------------- -------
------------------------------------------------------- ---------------------------------- -------------------------------- -------

------------------------------------------------------- ---------------------------------- -------------------------------- ------
------------------------------------------------------- ---------------------------------- -------------------------------- -------

------------------------------------------------------- ---------------------------------- -------------------------------- -------
------------------------------------------------------- ---------------------------------- -------------------------------- --------

------------------------------------------------------- ---------------------------------- -------------------------------- --------
------------------------------------------------------- ---------------------------------- -------------------------------- ------

------------------------------------------------------- ---------------------------------- -------------------------------- --------
------------------------------------------------------- ---------------------------------- -------------------------------- --------

------------------------------------------------------- ---------------------------------- -------------------------------- --------
------------------------------------------------------- ---------------------------------- -------------------------------- -------

------------------------------------------------------- ---------------------------------- -------------------------------- -----
------------------------------------------------------- ---------------------------------- -------------------------------- --------

------------------------------------------------------- ---------------------------------- -------------------------------- ----
------------------------------------------------------- ---------------------------------- -------------------------------- -------

------------------------------------------------------- ---------------------------------- -------------------------------- -------
Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.             (Over)

FORM 3 (continued)
Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

----- -------------------- ---------------------------------------------- ------------ ---------------- ---------------------------
1.  Title of Derivative Security     2.  Date    3.  Title and Amount of Securities Underlying  4.    5.
 6.  Nature of Indirect
    (Instr. 4)                                          Exercisable   Derivative Security   Conver-      Ownership
Beneficial Ownership
                             and Expiration       (Instr. 4)              sion or       Form of             (Instr. 5)
                                                            Date                      Exercise    Derivative
                                                        (Month/Day/Year)             Price of      Security:
                                                                        Direct (D) or
                                                               Derivative    Indirect (I)
                                                          Security    (Instr. 5)
                                                        -------------------- ----------------------------------------------
                                                        ---------- --------- ----------------------- ----------------------

            Date     Expir-ation
          Exer-      Date                                  Amount or
          cisable                     Title             Number of Shares
           ---------- --------- ----------------------- ----------------------
-- ---------- --------- ----------------------- ---------------------- ------------ ---------------- ---------------------------

----- ---------- --------- ----------------------- ---------------------- ------------ ---------------- ---------------------------
--- ---------- --------- ----------------------- ---------------------- ------------ ---------------- ---------------------------

---- ---------- --------- ----------------------- ---------------------- ------------ ---------------- ---------------------------
------------------------------------------------------- ---------- --------- ----------------------- ---------------------- ------

------------------------------------------------------- ---------- --------- ----------------------- ---------------------- ------
------------------------------------------------------- ---------- --------- ----------------------- ---------------------- ------

------------------------------------------------------- ---------- --------- ----------------------- ---------------------- ---
------------------------------------------------------- ---------- --------- ----------------------- ---------------------- ----

------------------------------------------------------- ---------- --------- ----------------------- ---------------------- -----
------------------------------------------------------- ---------- --------- ----------------------- ---------------------- --------

------------------------------------------------------- ---------- --------- ----------------------- ---------------------- -------
------------------------------------------------------- ---------- --------- ----------------------- ---------------------- ----

------------------------------------------------------- ---------- --------- ----------------------- ---------------------- -----
------------------------------------------------------- ---------- --------- ----------------------- ---------------------- ------

------------------------------------------------------- ---------- --------- ----------------------- ---------------------- -------
------------------------------------------------------- ---------- --------- ----------------------- ---------------------- ------

------------------------------------------------------- ---------- --------- ----------------------- ---------------------- -------
------------------------------------------------------- ---------- --------- ----------------------- ---------------------- -------

------------------------------------------------------- ---------- --------- ----------------------- ---------------------- -------
------------------------------------------------------- ---------- --------- ----------------------- ---------------------- --------

------------------------------------------------------- ---------- --------- ----------------------- ---------------------- -------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

Explanation of Responses:




         **Signature of Reporting Person             Date

  *If the form is filed by more than one reporting person, see Instruction 5(b)
(v).
**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).
Note:  File three copies of this Form, one of which must be manually signed.
 If space is insufficient,
           See Instruction 6 for procedure.

                                      Page 2